1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGP INGREDIENTS REITERATES EARNINGS GUIDANCE FOR FISCAL 2005

         ATCHISON, Kan., June 4, 2004— MGP Ingredients, Inc. (MGPI/Nasdaq) today reiterated its previously announced earnings guidance for the 2005 fiscal year, which begins this July 1. Based on the company’s current 7,907,288 shares of common stock outstanding, guidance for fiscal year 2005 has been set at earnings ranging from $2.05 to $2.15 per share. This compares with guidance for fiscal year 2004 (ending June 30) of $1.30 to $1.35 per share. The guidance for 2005 represents an approximate 63% increase over the 2004 fiscal year guidance.

         The guidance for 2005 is before giving effect to a two-for-one stock split (effective as of the close of business on June 30, 2004) that will increase the common shares outstanding to approximately 15,815,000.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of government or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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